COOPERATIVE SERVICES AGREEMENT

THIS AGREEMENT is made the _______________day of ___________________, 2001 between ULTRAMED INTERNATIONAL, INC. ("ULTRAMED"), with offices located at 1580 Lemoine Avenue, Suite 8, Fort Lee, NJ 07024 and RESOURCE ANESTHESIOLOGY ASSOCIATES, P.C. ("RAA"), with offices at 145 Huguenot Street, New Rochelle, New York 10801 and at St. Clare's Hospital and Health Center, New York City ("St. Clare's"). Hereinafter, ULTRAMED and RAA may from time to time be referred to individually as a "Party" or collectively as "Parties".

         WHEREAS, ULTRAMED is in the business of marketing, managing and coordinating delivery of Anesthesia Accelerated Opiate Detoxification (AAOD) and;

         WHEREAS, ULTRAMED desires to engage RAA to perform the AAOD procedures at a hospital facility in New York City at which RAA is a provider of Anesthesia Services; and;

         WHEREAS, RAA is in the business of providing AAOD procedures to referred patients as well as to its own patients,

         NOW THEREFORE, in consideration of the premises and mutual promises hereinafter described the Parties hereto agree as follows:

I.       ULTRAMED'S RIGHTS AND DUTIES:
         (a) ULTRAMED shall exercise its best efforts to market the AAOD procedures to the general public by all available means including the use of a web site;
         (b) ULTRAMED shall train RAA personnel in all necessary or recommended procedures for the performance of the AAOD procedure;
         (c) ULTRAMED shall contract with patients who desire to avail themselves of the AAOD procedure;
         (d) ULTRAMED shall pre-screen all said patients with regard to their suitability for the AAOD procedure. Said screening shall include a full psychological clearance and financial responsibility in place;
         (e) ULTRAMED shall bill all said patients and shall collect all of its fees from them or from third party payors;
         (f) ULTRAMED shall contact RAA at St. Clare's and arrange for the scheduling of the AAOD procedure for each patient;
         (g) ULTRAMED, shall be responsible for all follow-up procedures for those patients who are paying for ULTRAMED'S aftercare, who have been referred by ULTRAMED to RAA and who have undergone the AAOD procedure. Said follow up procedures shall be appropriate and effective and designed to enhance the patient's likelihood of the successful overcoming of his or her addiction;
         (h) ULTRAMED shall, in its sole discretion, accept or reject any patient for referral to RAA and for the AAOD procedure;
         (i) ULTRAMED makes no warranties with regard to the number of patients it shall refer to RAA;


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II.      RAA'S RIGHTS AND DUTIES
         (a) RAA shall perform all necessary pre-admission tests, such as CBC, ECG, chest X-Ray, opiate and pregnancy screening, differential count, platelet count, PT & PTT, Liver, Enzymes and Bilirubin, evaluations and medical clearance for each patient referred to RAA by ULTRAMED;
         (b) RAA shall provide fully qualified anesthesiologists who shall perform the AAOD procedure only at St. Clares Hospital, otherwise, it must be mutually agreed to by both parties;
         (c) RAA shall provide all facilities, equipment and supplies necessary to perform the AAOD procedure in compliance with all applicable statutes and regulations and patient therapeutic and safety needs;
         (d) RAA shall provide all follow-up procedures except for those patients who receive follow up care from ULTRAMED pursuant to 1(g), above, Said follow up procedures shall be appropriate and effective and designed to enhance the patient's likelihood of the successful relapse prevention, as per ULTRAMED'S protocol and follow-up. ULTRAMED will have the right to supervise, oversee and collect data from all cases in which RAA provides the aftercare;
         (e) RAA, in its sole discretion, and based on the best medical judgment of the anesthesiologist providing the AAOD procedure, may accept or reject any patient for the AAOD procedure. Final responsibility for the clinical determination of the eligibility or appropriateness of treatment of all patients for the AAOD procedure shall be the responsibility of the anesthesiologist called upon to provide the AAOD service;
         (f)   All medical records necessary for review will be provided by RAA to medical personnel on behalf of continuing patient care;
         (g)   RAA agrees to ensure that all ULTRAMED referrals receive no less than 24 hours of inpatient care in the hospital.
III.     COMPENSATION
         (a) For each patient referred by ULTRAMED to RAA and for whom RAA provided AAOD services and follow-up services pursuant to 2(d), above, ULTRAMED shall pay RAA the sum of $5,600.00;
         (b) For each patient referred by ULTRAMED to RAA and for whom RAA provided THE AAOD services but for whom ULTRAMED provided follow up care services pursuant to 1(g), above, ULTRAMED shall pay RAA the sum of $4,500.00;
         (c) Payments pursuant to 3 (a) and (b), above, shall be made within thirty (30) days of the performance of the AAOD procedure, invoice to be submitted by RAA;
         (d) ULTRAMED and RAA agree to develop a mutually agreeable method of accepting payment when referrals are received from third parties.
IV.      REPRESENTATIONS
         (a)   As to ULTRAMED
               (i) ULTRAMED represents that all patients referred to RAA shall have been pre-screened for psychological and medical fitness for the AAOD procedure;
               (ii) ULTRAMED represents that it shall bear the complete risk of non-payment by any patient or third-party payor



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               (iii) ULTRAMED represents that:
                    (a) It is a corporation licensed to do business in the State New York;
                    (b) It is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of ULTRAMED's duties hereunder, or the rights granted to RAA hereunder;
                    (c). Neither ULTRAMED nor any of its Shareholders have been a party in or the subject of any proceedings, investigations or lawsuits instituted in any jurisdiction by any plaintiff, governmental agency or third-party payor relating to fees for professional services, billing or collection practices;
                    (iii) ULTRAMED shall notify RAA immediately if any
                         representations or warranties set forth in Sections 4(a)(i) (ii) shall become in any manner untrue.

         (B)   AS TO RAA
               (i) RAA represents that all Anesthesiologists providing the AAOD services shall be:
                    (a) Duly licensed and registered to practice medicine in the State of New York, with a specialty in anesthesiology;
                    (b)  Board certified or board eligible in anesthesiology;
                    (c) Was never expelled from the Medicare or Medicaid programs;
                    (d) Under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of RAA's duties hereunder, or the rights granted to ULTRAMED hereunder;
                    (e) Under no physical or mental disability that would hinder his or her performance of the professional duties to be rendered under this Agreement;
                    (f) Not a defendant in any civil, criminal or administrative suit or proceeding involving the practice of medicine that would materially interfere with his or her performance of the professional duties to be rendered under the terms of this Agreement;
                    (g) Covered, at no expense to ULTRAMED, by professional malpractice insurance in the amounts of $1,000,000.00 per occurrence and $3,000, 000.00 per year,
                    (h) The holder of a current controlled substance registration issued by the United Sates Drug Enforcement Administration, which registration has not been surrendered, suspended, revoked or restricted in any manner, nor, to the knowledge of RAA or the Anesthesiologists, are there any proceedings pending which could restrict such registration in any manner.
               (ii) RAA represents
                    (a) That it is a professional corporation licensed to do business in the States of Connecticut and New York.
                    (b) It is under no contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, the performance of RAA's duties hereunder, or the rights granted to ULTRAMED hereunder;



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                    (c)  Neither RAA nor any of its Shareholders have been a
                         party in or the subject of any proceedings, investigations or lawsuits instituted in any jurisdiction by any plaintiff, governmental agency or third-party payor relating to fees for professional services, billing or collection practices;
               (iii) RAA shall notify ULTRAMED immediately if any
                    representations or warranties set forth in Sections 4(b)(i)(ii) shall become in any manner untrue.
         (c) All representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other party, regardless of any investigation made by, or on behalf of, such other party, and shall survive the termination of this Agreement.

V.       RELATIONSHIP OF THE PARTIES
         (a) In all matters relating to this Agreement, RAA shall be acting as an independent contractor of ULTRAMED, and the Anesthesiologists shall be acting as employees or independent contractors of RAA. Neither RAA nor its personnel are employees of ULTRAMED under the meaning or application of any federal or state unemployment or insurance or workers' compensation laws or otherwise. RAA assumes all liabilities or obligations imposed by one or more of such laws with respect to the performance of this Agreement. RAA shall not have any authority to assume or create any obligation, express or implied, on behalf of ULTRAMED and RAA shall have no authority to represent itself as an agent, employee, or in any other capacity of ULTRAMED;
         (b) Other than that which is specifically set forth herein, ULTRAMED is not responsible for providing any benefits to RAA or its Anesthesiologists, including, but not limited to, health insurance, disability benefits, payments of professional dues or other expenses.
         (c) ULTRAMED shall not have any authority to assume or create any obligation, express or implied, on behalf of RAA and ULTRAMED shall have no authority to represent itself as an agent, employee, or in any other capacity of RAA, with the exception of advertising;
         (d) Neither party shall arbitrarily refuse to participate or be named in advertising that promotes either ULTRAMED or RAA with regard to promoting detoxification in the RAA geographic area;
         (e) If RAA performs the AAOD procedure using the UTLRAMED protocol on patients independent of ULTRAMED referrals, RAA will pay a royalty fee of five hundred (500) dollars per patient treated.

VI. CONFIDENTIAL INFORMATION - For the term of this Agreement, the term Confidential Information shall include the following:
                               -
         (i) All documents and other materials, including but not limited to, all memoranda, clinical manuals, handbooks, educational material and audio or visual recordings, which contain information relating to the performance of the UltraMed Anesthesia Accelerated Opiate Detoxification protocol (excluding materials distributed to patients or as promoting UltraMed to the general public); all methods, techniques and procedures utilized in providing the UltraMed Anesthesia Accelerated Opiate Detoxification services to patients not readily available through sources in the public domain; any and all documents, materials and other information regarding UltraMed, or any of its patients or personnel, that is not readily available in the public domain;



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         (ii)  Each party hereto agrees and acknowledges that Confidential
               Information constitutes valuable business information developed by UltraMed at great expenditure of time, effort and money; confidential information may not be used for any purpose other than the performance of this Agreement without the express written consent of UltraMed. Each party hereto further agrees to keep strictly confidential and hold in trust all Confidential Information to any third party without the express written consent of UltraMed. This paragraph shall survive termination of this Agreement for any reason;

         (iii) The Group hereto acknowledges that the disclosure of Confidential Information to them is made in reliance of the Group's representations and covenants in this Agreement. Upon termination of this Agreement by either party for any reason, the Group shall return to UltraMed all material constituting or containing Confidential Information belonging to UltraMed or relating to the UltraMed Anesthesia Accelerated Opiate Detoxification procedure and shall not thereafter use, appropriate, or reproduce such Confidential Information or disclose such Confidential Information to any third party. This paragraph shall survive termination of this Agreement for any reason;

         (iv) In the event of a breach by either party of the provisions of this section, the non-breaching party shall be entitled to an equitable remedy prohibiting the breaching party from disclosing in whole or in part any Confidential Information. Nothing herein shall be construed as prohibiting the breached party from pursuing other remedies available to it, including recovery of damages. This paragraph shall survive termination of this Agreement for any reason;




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VII.     Indemnification
         a) INDEMNIFICATION BY RAA. RAA shall indemnify ULTRAMED from and against any and all liability, loss, damage, un-reimbursed expenses (including reasonable counsel fees) resulting from any misrepresentation or non-fulfillment of any agreement on the part of RAA under this Agreement, or from any act of negligence or misfeasance of RAA or its employees, contractors or agents. Notwithstanding anything contained herein to the contrary, in no event shall RAA be liable for the acts or omissions of ULTRAMED or any employee, contractor or agent of ULTRAMED, including, without limitation, any liability arising out of or in connection of claims of professional malpractice.
         (b) INDEMNIFICATION BY ULTRAMED. ULTRAMED shall indemnify RAA from and against any and all liability, loss, damage, un-reimbursed expenses (including reasonable counsel fees) resulting from any misrepresentation or non-fulfillment of any agreement on the part of ULTRAMED under this Agreement, or from any act of negligence or misfeasance of ULTRAMED or its employees, contractors or agents. Notwithstanding anything contained herein to the contrary, in no event shall ULTRAMED be liable for the acts or omissions of RAA or any employee, contractor or agent of RAA, including, without limitation, any liability arising out of or in connection of claims of professional malpractice.
VIII.    TERM AND TERMINATION
         (a). This Agreement shall have a term of one (1) year, commencing on ___________________ unless sooner terminated pursuant to 8(b), below. This Agreement shall renew for subsequent one (1) year terms until written notice is given by either Party to the other at least ninety (90) days prior to the end of any term.
         (b) This Agreement may be terminated upon the occurrence of any of the following events:
               (i) At the sole discretion of the non-breaching party, upon the failure of the other Party to comply with or cure any breach or default of any material term, condition or covenant of this Agreement within thirty (30) days after written notice specifying the specific material term, condition or covenant which has not been performed or has been breached by the other Party.
               (ii) Either Party may terminate this Agreement upon written notice, effective immediately, if the other Party (A) files a petition in bankruptcy or is adjudicated bankrupt; (B) institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; (C) has a receiver of its assets or property appointed because of insolvency; or (D) makes a general assignment for the benefit of creditors.
               (iii) ULTRAMED may terminate this Agreement, upon written notice, effective immediately, if RAA (i) loses its license or accreditation; (ii) improperly uses the AAOD process, or
                    (iii) is unable to treat patients in a timely and efficient manner.
               (iv) RAA may terminate this Agreement, upon written notice, effective immediately, when, in the medical judgment of RAA's officers, and based upon a repeated pattern of poor outcomes, performance of the AAOD procedure is not in the best interests of the patients.



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               (v)  Either party may terminate this Agreement by written notice to the other Party and the termination shall take effect sixty (60) days after said notice is received by the other party.
         (c) In the event of termination of this Agreement pursuant to the provisions set forth in 8(b), above, by either Party, such termination shall not affect or render void any obligations of either Party arising prior to the date of termination. Further, any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating Party may be entitled either at law or in equity or under any surviving terms of this Agreement;
         (d) If this contract is terminated for arbitrary reasons within the first twelve months by RAA for non-cause, RAA (or any group or associates affiliated with RAA or its groups) will either compensate ULTRAMED at the rate of two thousand dollars ($2,000) per procedure completed for a period of 24 months following termination, or will be restricted from implementing any variation of AAOD for a period of not less then 12 months following termination.

IX.      MISCELLANEOUS
         (a) This Agreement may not be changed, modified or amended except by a subsequent writing signed by the Parties. This Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the Party to be charged.
         (b)   This Agreement sets forth the entire agreement and understanding between the Parties as to the matters contained herein, and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature among them. No Party shall be bound by any condition, definition, warranty, or representation other than as expressly provided for in this Agreement.
         (c) This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. This Agreement and a Party's rights and obligations herein may not be assigned or delegated by any Party.
         (d) All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given at the time when personally delivered, or when sent by overnight courier service which provides receipt of delivery, addressed to the address of the other Party stated at the beginning of this Agreement or to such other address as such Party may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt. All notices may be given by the attorneys for the Parties with the same force and effect as if given by the parties themselves.
         (e) This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to principles of choice or conflicts of law.
         (f) The headings of the paragraphs hereof are inserted only for the convenience of the Parties and in no way define, limit or prescribe the intent of this Agreement.
         (g) Whenever used herein and required by the context, the singular number shall include the plural, the plural shall include the singular number, and the use of either gender shall include both genders and neuter, and the words "hereof", "herein", "hereinafter" and "hereto" shall refer to this entire Agreement and not to any provision, paragraph, subparagraph or section.
         (h) If either party is delayed or prevented from fulfilling any of its obligations under this Agreement by force majeure, such Party shall not be liable under this Agreement for the delay or failure, provided due diligence is used by that Party in resuming performance. "Force majeure" means any cause beyond the reasonable control of the Party, including, but not limited to, an act of god, act or omission of civil or military authorities of a state or nation, fire, strike, flood, riot, was, delay of transportation, or inability due to any of these causes to obtain necessary labor, materials or facilities.



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         (i)   No delay or failure by a party to exercise any right under this
               Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
         (j) This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         (k) The Schedules to this Agreement are part of this Agreement as if set forth at length verbatim where reference is made to them in this Agreement.
         (l) Each party agrees that it shall comply with all pertinent provisions of federal, state and local statutes, rules and regulations in carrying out its responsibilities hereunder.
         (m) The provisions of Articles 1(g), 2(e), 3, 4(a)(ii), 4(c), 6, 7, 8(c), and 9 shall survive any termination of this Agreement.






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                  IN WITNESS WHEREOF, the parties have set their respective
         hands and seals as of the day and year first written

                                    ULTRAMED INTERNATIONAL, INC..


                                    -------------------------------------------
                                    by:




                                    RESOURCE ANESTHESIOLOGY ASSOCIATES, P.C.



                                    -------------------------------------------
                                    By: Marc. E. Koch, M.D., President



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